Exhibit 23.2

Consent of Independent Auditors

U.S. Dry Cleaning Services Corporation

Newport Beach, California

We hereby consent to the use of the Financial Statements and Independent Auditor’s Report for the years ended December 31, 2013 and 2012 (herein “Report”), dated May 16, 2014, with respect to Advent Cleaners, LLC., to be included in the U.S. Dry Cleaning Services Corporation’s Prospectus, which is a part of U.S. Dry Cleaning Services Corporation’s Registration Statement. We also consent to be referenced under the caption “Experts” in such Prospectus, which reference shall be limited to the Report.

/s/ Cho & Woo

Los Angeles, California

October 3, 2014